Exhibit 23(a)



             Consent of Independent Register Public Accounting Firm
             ------------------------------------------------------




The Board of Directors and Shareholders
Culp, Inc.:

We consent to the incorporation by reference in the registration statements (numbers 333-59512, 333-59514, 333-27519, 333-101805, 333-13310, 333-37027,
333-80206, and 333-62843) on Form S-8 of Culp, Inc. of our reports dated June 28, 2005, with respect to the consolidated balance sheets of Culp, Inc. and subsidiaries as of May 1, 2005 and May 2, 2004, and the related consolidated statements of income (loss), shareholders' equity and cash flows for each of the years in the three-year period ended May 1, 2005, and management's assessment of the effectiveness of internal control over financial reporting as of May 1, 2005 and the effectivness of internal control over financial reporting as of May 1, 2005, which reports appear in the May 1, 2005, annual report on Form 10-K of Culp, Inc.

The Company changed its method of accounting for inventories from the lower of last-in, first-out (LIFO) cost or market to the lower of first-in, first-out
(FIFO) cost or market in 2004, and the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in 2003.



(signed) KPMG LLP



Greensboro, North Carolina
June 28, 2005